Exhibit 99.J

Exhibit J

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Service Providers”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Highlights” in the prospectus dated February 27, 2009 and “Independent Registered Public Accounting Firm and Legal Counsel” in the related statement of additional information and to the use of our report on Clarion Total Return Fund dated December 24, 2008, which is incorporated by reference, in this Registration Statement (Form No. 811-21133) of Clarion Investment Trust.

Ernst & Young LLP
New York, New York February 26, 2009